Exhibit 10.5

                                CHANGE OF CONTROL
                        EXECUTIVE SEVERANCE PAY AGREEMENT


DATE:  April 1, 1999


PARTIES:

Sparta Foods, Inc.                                               ("Sparta")
1565 First Avenue NW
New Brighton, MN 55112

Craig Cram                                                       ("Executive")
16829 Toronto Avenue
#103
Prior Lake, MN  55372


RECITALS:

         A. Executive has been employed by Sparta since September 4, 1998 as Executive Vice President of Sales and Operations, has extensive knowledge and experience relating to Sparta's business and has contributed to Sparta's success.

         B. The general purposes of this Agreement are:

                  1. To provide Executive with severance pay if a "Termination" (as defined below) of Executive's employment with Sparta or a successor of Sparta occurs within twelve (12) months of a "Change of Control" (as defined below) of Sparta; and

                  2. To provide security to Executive in order to facilitate Executive's retention and ensure an orderly transition to a successor owner.

         C. The parties desire to enter into this Agreement.


AGREEMENTS:

         In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date set forth above and shall continue in effect until the first anniversary of the date

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set forth above and shall continue for consecutive one year periods until terminated by either party pursuant to the terms of this Agreement; provided, however, that if a Change of Control of Sparta shall occur during the term of this Agreement, this Agreement shall continue in effect for a period of twelve
(12) months beyond the date of such Change of Control. Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

         2. "Change of Control." LaCanasta of Minnesota, Inc. ("LaCanasta") is a wholly owned subsidiary of Sparta. For purposes of this Agreement, "Change of Control" shall mean any of the following events occurring after the date of this
Agreement:

                  A. A merger, consolidation, stock sale, stock exchange, or other reorganization to which Sparta or LaCanasta is a party if the individuals and entities who were shareholders of Sparta immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporations;

                  B. The sale of substantially all the assets of Sparta or LaCanasta to any person or entity other than a sale to a corporation or other entity with respect to which a majority of the shareholders of Sparta immediately prior to such sale own a majority of the combined voting power of all classes of securities of the purchasing person or entity for the election of directors of the purchasing person or entity;

                  C. The sale of a majority of the outstanding shares of LaCanasta to any person or entity which is not a wholly-owned subsidiary of Sparta or LaCanasta;

                  D. The direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Sparta representing, in the aggregate, a majority of the combined voting power of all classes of Sparta's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert; or

                  E. A change in the composition of the Board of Directors of Sparta or LaCanasta at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this event, "Continuity Directors" means those members of the Board who either:

                  (1) were directors at the beginning of such consecutive twenty-four (24) month period; or

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                  (2)      were elected by, or on the nomination or
                           recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors.

         3. Termination. For purposes of this Agreement, "Termination" shall mean any of the following events occurring within twelve (12) months after a Change of Control occurring during the term of this Agreement:

                  A. The termination of Executive's employment by Sparta for any reason other than "Good Cause." Executive will not be deemed to have been terminated for "Good Cause" under this paragraph 3.A. unless and until Sparta's Chairman of the Board or his designee provides Executive written notice stating that, in his good faith judgment, Executive has engaged in conduct constituting "Good Cause" for termination and setting forth a brief statement of the underlying conduct leading to that conclusion. Notice shall be deemed to have been given when delivered personally to Executive or Executive's last known address. For purposes of this Agreement, Good Cause shall include, but not be limited to, the following:

                           i. Conduct by Executive that is materially
                  detrimental to Sparta's business reputation or goodwill;

                           ii. Any dishonesty in dealing between Executive and
                  Sparta or between Executive and Sparta's vendors, advisors, other employees, or customers;

                           iii. Executive's active use of alcohol or controlled
                  substances in a manner which impairs Executive's ability to perform his duties;

                           iv. Executive's refusal to comply with Sparta's
                  directives, rules, regulations, or policies;

                           v. Executive's violation of any material provision of
                  this Agreement;

                           vi. If Executive is convicted, pleads guilty, or
                  enters a plea of nolo contendere of any crime punishable as a felony or any other crime involving moral turpitude or immoral conduct; and

                           vii. Employee's failure to substantially perform his
                  material duties, which failure is not cured within sixty (60) days after Employee's receipt of written notice from Sparta's Chairman of the Board of Directors specifying the non-performance.

                  B. The termination of employment with Sparta by Executive for Any Reason. Such termination shall be accomplished by, and be effective upon, Executive giving written notice to Sparta of his decision to terminate.


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         4. Compensation and Benefits. Subject to the limitations contained in
Paragraph 6 below, upon a Termination, Executive shall be entitled to the following compensation and benefits:

                  A.       Sparta shall pay to Executive:

                           i. All salary and other compensation including
                  vacation and bonus earned by Executive through the date of the Termination at the rate in effect immediately prior to such Termination;

                           ii. All other amounts which Executive may be entitled
                  to receive under any compensation plan maintained by Sparta, subject to any distribution requirements contained in such compensation plans;

                           iii. A severance payment determined as follows:

                                    (a) If such Termination occurs after a
                           Change of Control, such severance payment shall be equal to two (2) times Executive's base annual salary (excluding any amounts earned or paid under any long-term incentive compensation plan) in effect immediately prior to termination. By illustration, if the annual base salary in effect on the termination date is $60,000, Executive will be entitled to $120,000. Executive shall also receive payment for any unpaid reimbursements of Executive's out-of-pocket business expenses incurred by Executive during the regular performance of his duties upon providing receipts or other written verification of such business expenses to Sparta;

                                    (b) Sparta shall pay Executive his severance
                           payment bi-weekly in 52 payments; and

                           (iv) All bonuses and incentive compensation, which
                  Executive was receiving or entitled to receive immediately prior to Termination, for two years from the date of the Termination and payable on the date in which such bonuses or other compensation was schedule to be paid to Executive.

                  B. Sparta shall continue to provide Executive with coverage under life, health, dental or disability benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to Termination. Such coverage shall continue for twenty four (24) months following such Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. Sparta may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive.

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                  C. All Sparta stock options granted to Executive shall
         immediately vest immediately prior to the effective date of a Change of Control.

         5. Acknowledgments. Sparta and Executive agree, understand and acknowledge that: (i) Sparta informed Executive, as part of the offer of this Agreement, that confidentiality provisions would be required as part of the terms and conditions of this Agreement; (ii) that Sparta has a legitimate and proprietary interest in protecting its customer goodwill and proprietary information; (iii) proprietary interests; and (iv) there is no adequate remedy at law that will adequately compensate Sparta in the event Executive breach the provisions of this Paragraph 5.

                  A. Confidentiality. "Confidential Information" as used in this Agreement means any information or compilation of information about Sparta's existing or reasonably foreseeable business that is not generally known or readily ascertainable by proper means by Sparta's competitors or the general public, including but not limited to, trade secrets and financial information. Sparta's Confidential Information also includes the identities of actual or potential customers and the fact that they are working or considering doing business with Sparta, the nature of the business with or by Sparta for the actual or potential customer, and any other information about any actual or potential customer of Sparta. During the period of Executive's employment and during the two year period following receipt of a severance payment upon Termination as defined in this Agreement, Executive agrees to hold in strictest confidence and not to disclose Sparta's Confidential Information to any person or entity or to use Sparta's Confidential Information for Executive's own benefit or for the benefit of another except as necessary in the execution of Executive's official duties as an Executive of Sparta or as required by law.

                  B. Return of Property. Upon termination of Executive's employment for any reason, Executive agrees to promptly deliver to Sparta all of Sparta's property, including but not limited to all equipment, originals and copies of documents and software, customer lists, financial information, and all other material in Executive's possession or control which belongs to Sparta or contains Sparta's Confidential Information.

                  C. Enforcement and Remedies. Sparta and Executive acknowledge and agree that if Executive breaches the terms of this Paragraph 5 Sparta, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, plus reasonable attorneys' fees and all costs and expenses for securing such relief.

         6. Limitation on Change of Control Payments. It is the intention of Sparta and Executive that payments of severance under this Agreement will not be treated as "parachute payments" within the meaning of Sections 280G(b)(2) and 280G(b)(5) of the Internal Revenue Code of 1986, as amended ("the Code"). Amounts otherwise payable under Paragraph 4.A.iii. of this Agreement are conditioned upon:

                  A. Satisfying the requirements for the compensation deduction under Section 280G of the Code.


         7. Withholding Taxes. Sparta shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

         8. Successors and Assigns. Executive's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent of distribution. In the event of any attempted assignment or transfer by Executive contrary to this Paragraph 8, Sparta shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and inure to the benefit of Sparta, and its successors and assigns including, without limitation, any company into or with which Sparta may merge or consolidate. Reference to Chairman in this Agreement shall apply equally to the Chairman, or chief executive officer in absence of a chairman, to any successor entity to Sparta.

         9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known address of the other party. All notices to Sparta shall be directed to the attention of the Board of Directors of Sparta.

         10. Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota except to the extent federal law controls.

         12. Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

         13. Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         14. Employment-at-Will. Executive acknowledges and agrees, notwithstanding this Agreement, that Executive's employment with Sparta continues to be in the status of employment-at-will and subject to the policies and practices otherwise applicable to Sparta's employees. Executive understands that this Agreement does not give him any rights to, or impose any obligations on him with respect to, continued employment with Sparta. Executive further understands and agrees that his employment with Sparta shall terminate as follows:

                  A. Sparta may immediately terminate his employment for Good Cause upon written notice to Executive and, in that event, Sparta shall only be obligated to pay Executive his base salary through the date of termination. If terminated for Good Cause, Executive understands and agrees that he shall not be entitled to any severance pay pursuant to this Agreement or otherwise, and he shall not be entitled to payment of any short-term incentive compensation as may have otherwise been agreed upon between the parties.

                  B. In addition, either Executive or Sparta may terminate Executive's employment for any reason upon ninety (90) days' written notice to the other. In the event Sparta terminates Executive's employment pursuant to this paragraph, Executive shall be entitled to any applicable severance pay pursuant to this Agreement and shall be entitled to a pro-rata share of any short-term or long-term incentive compensation as may have otherwise been agreed upon between the parties.

         15. Entire Agreement. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between Sparta and Executive with respect to the subject matter hereof and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

         16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         17. Arbitration. Any dispute arising out of or relating to this Agreement, except as relates to Section 5, or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced corporate or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        SPARTA FOODS, INC.


                                        By: /s/ Michael Kozlak
                                           Its Chairman of the Board

                                        EXECUTIVE

                                        /s/ Craig Cram
                                        Craig Cram